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                                 Exhibit 23.2
                                 ------------

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement on Softdesk, Inc. on Form S-8 (File Nos. 33-76300, 33-76302, 33-76304 and 333-246)
and Form S-3 (File No. 33-91754) of our report , dated March 3, 1994, except for Notes 11 and 14 as to which the dates are April 15, 1994 and May 5, 1994, respectively, on our audit of the financial statements of Image Systems Technology, Inc. as of December 31, 1993, and for the year ended December 31, 1993, which report is included in this Annual Report on Form 10-K/A which amends the Annual Report on Form 10-K dated March 25, 1996.


                                             COOPERS & LYBRAND L.L.P.


Albany, New York
May 24, 1996